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                                                                 EXHIBIT 10.6(a)

                               SEVERANCE AGREEMENT

          THIS SEVERANCE AGREEMENT ("Agreement") is made and effective as of the day of ___________________, 20__, by and between PENNZOIL-QUAKER STATE COMPANY, a Delaware corporation (the "Company"), and ____________ (the "Employee").

                                   WITNESSETH:

          WHEREAS, the Employee is currently employed by the Company as ________ _________; and

          WHEREAS, the Board of Directors of the Company has determined that it would be in the best interests of the Company to provide for certain severance benefits for the Employee; and

          WHEREAS, the Company and the Employee desire to set forth in this Agreement the obligations of the Company upon certain termination events of the Employee's employment with the Company.

          NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.   DEFINITIONS.

          All terms defined in Paragraph 1 shall, throughout this Agreement, have the meanings ascribed to them herein:

          "BASE PAY" means an employee's rate of salary on an annualized basis, as set forth in the Company's payroll records.

          "BOARD" means the Board of Directors of the Company.

          "CAUSE" means that (1) the Employee has committed a willful serious act, such as embezzlement, against the Company or any Subsidiary intending to enrich himself/herself at the expense of the Company or has been convicted of a felony involving moral turpitude or (2) the Employee, in carrying out his/her duties hereunder, has been guilty of (a) willful, gross neglect or (b) willful, gross misconduct resulting in either case in material harm to the Company or any Subsidiary. Notwithstanding the foregoing, no termination of the Employee's employment by the Company shall be treated as for Cause or be effective until and unless all of the steps described in clauses (i) and (ii) below have been complied with:

          (i) Notice of intention to terminate for Cause has been given by the Company; and

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          (ii) The Board has acted to terminate the Employee for Cause after the
     Employee has been given notice of the particular acts or circumstances which are the basis for the termination for Cause by the Chief Executive Officer of the Company and has been afforded at least twenty (20) days in which to present to the Chief Executive Officer his position in writing.

          A "CHANGE IN CONTROL" shall be conclusively deemed to have occurred, for purposes of this Agreement, (1) if the Board determines by resolution that a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise has occurred, or (2) upon the occurrence of an event specified for such purposes as a change in control which has the reasonable likelihood of depriving key employees of benefits they otherwise would have earned, by depriving key employees of the opportunity to fulfill applicable service and age prerequisites to benefits or otherwise, by resolution of the Board adopted not more than sixty (60) days prior to the occurrence of such event. The "EFFECTIVE DATE OF A CHANGE IN CONTROL" shall be (A) in the case of such a Change in Control determined as specified in clause (1) of the preceding sentence, the date (not more than thirty (30) days prior to the date on which the Board makes the determination) the Board determines as the date on which the Change in Control has occurred, or (B) in the case of such a Change in Control determined as specified in clause (2) of the preceding sentence, the date of occurrence of the event specified by the Board as constituting such Change in Control.

          "DISABILITY" shall have the meaning set forth in the Company's Supplemental Disability Plan.

          "EFFECTIVE DATE" means the date first written above.

          "FINAL DATE" means the end of the final day of the seven-day rescission period described in the Waiver and Release without the Employee having revoked the Waiver and Release.

          "GOOD REASON" means that, unless the Employee consents in writing to such action (inaction) by the Company, the Company (1) demotes the Employee to a lesser position than the Employee's "Position" (as defined below); (2) causes a material change in the nature or scope of the authorities, powers, functions, duties, or responsibilities attached to the Employee's Position; (3) decreases the Employee's Base Pay below the level of the Employee's Base Pay as of the Effective Date or, if greater, Base Pay taking into account any increases made after the Effective Date; (4) materially reduces the Employee's benefits under any executive compensation or employee benefit plan, program, or arrangement of the Company (other than a change made prior to a Change in Control that affects all of the Company's similarly situated employees alike) from the level in effect upon the Employee's commencement of participation on or after the date thereof; or (5) fails to locate the Employee's office at the Company's principal executive office. For purposes of this definition, the term "Position" means the Employee's position with the Company or a Subsidiary as of the Effective Date, as set forth in the recitals of this Agreement.

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          "SEVERANCE BENEFITS" means the benefits to which the Employee may become entitled pursuant to Section 2 of this Agreement.

          "SEVERANCE PAYMENTS" means payments received on a biweekly basis in the amount provided in Section 2(b) of this Agreement.

          "SEVERANCE PERIOD" means the 36-month period beginning on the business day immediately following the Employee's Termination Date.

          "SUBSIDIARY" means any corporation or other entity in which the Company, directly or indirectly, holds a majority of the voting power or profits or capital interest of such corporation or entity.

          "TARGET BONUS" means the Employee's target bonus under the Company's Annual Incentive Plan, as in effect from time to time.

          "TERMINATION DATE" means the date the Employee's employment with the Company or a Subsidiary is terminated.

          "WAIVER AND RELEASE" means the waiver and release of claims document, in the form attached hereto as Exhibit A or such other form as may be prescribed by the Company, in which the Employee, in exchange for the benefits described in this Agreement, among other things, releases the Company, its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, successors, assigns and insurers, and any and all other persons, firms, organizations and corporations from liability and damages in any way related to the Employee's employment with or termination of employment with the Company or a Subsidiary.

2.   SEVERANCE BENEFITS UPON CERTAIN TERMINATION EVENTS.

          Notwithstanding any other provision of this Agreement, the Company shall have the right to terminate the Employee's employment with the Company or a Subsidiary at any time for any reason; provided, however, that in the event the Employee's employment with the Company or a Subsidiary is terminated:

          (1)  by the Employee for Good Reason; or

          (2) by the Company for any reason other than due to death, Disability or Cause;

then, provided the Employee (x) executes and returns to the Company a Waiver and Release within a time period prescribed by the Company following the Termination Date and (y) does not revoke such Waiver and Release within seven (7) days after the date of execution of the Waiver and Release, the Employee shall be entitled to receive, as additional compensation for services rendered to the Company (including its Subsidiaries), the following Severance Benefits:

          (a) Vacation. No later than the fifteenth (15th) business day after the Final Date, the Employee shall receive a lump-sum cash payment for all of his/her earned vacation days, less any vacation days taken, during the year in which the Employee's

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     Termination Date occurred, plus all of the Employee's accrued vacation days, if any, through his/her Termination Date, reduced for applicable income tax and FICA withholding obligations and any other applicable deductions.

          (b) Severance Payments. During the Severance Period, the Employee shall receive Severance Payments, with the amount of each such Severance Payment being equal to the result of "X" divided by "Y", where "X" is equal to the total of (i) two (2) times the amount of the Employee's Base Pay as of his/her Termination Date, plus (ii) two (2) times the amount of the Employee's Target Bonus for the year in which the Termination Date occurs; and "Y" is equal to seventy-eight (78). The Severance Payments shall be subject to applicable income tax and FICA withholding obligations and any other applicable deductions.

          (c) Medical and Dental Coverage. Subject to the Employee's payment of applicable premiums, during the Severance Period, the Employee will be eligible to continue to participate in the medical and/or dental coverage plans, including, if applicable, the executive medical coverage plan, provided by the Company to the Employee as of his/her Termination Date, as such plan or plans are in effect immediately prior to the Termination Date. Any changes or adjustments to the Company's medical and dental coverage during the Severance Period that are applicable to similarly situated active employees of the Company and/or their spouses or eligible dependents shall be applied to the Employee's medical and dental coverage.

               At the end of the Severance Period, the Employee will have the option to continue his/her medical and dental coverage for up to eighteen
     (18) months under COBRA. An explanation of the coverage and premium schedule will be mailed to the Employee within fourteen (14) days after the expiration of the Severance Period.

          (d) Life Insurance and AD&D. During the Severance Period, the Employee will be able to continue to participate in the Company-paid life insurance program and the Company-paid accidental death and dismemberment ("AD&D") insurance program generally available to him/her immediately prior to the Termination Date. The Employee's spouse and eligible dependent coverages will cease as of the Termination Date, subject to any conversion privileges. The Employee will have a 30-day period after the end of the Severance Period to convert his/her Company-paid employee life insurance and/or AD&D insurance, if any, according to the terms and conditions in effect at that time. Application for conversion must be made to the applicable insurance company. It will be the Employee's responsibility to complete the conversion process, if he/she so desires.

          (e) STD/LTD. The Employee's short-term and long-term disability coverages shall cease as of the Employee's Termination Date.

          (f) Retirement Plan and Related Excess Benefit Agreement. The Employee shall continue to accrue a benefit under the Pennzoil-Quaker State Company Salaried Employees Retirement Plan (the "Retirement Plan") and the related Excess Benefit Agreement ("Excess Agreement") during the Severance Period. The Employee's vested

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     benefits, if any, under the Retirement Plan and the related Excess
     Agreement will be paid, pursuant to the terms of the Retirement Plan and Excess Agreement, following the end of the Severance Period. The forms that the Employee must complete to commence distribution of his/her benefit under the Retirement Plan and Excess Agreement will be mailed to the Employee at a later date. The Employee's eligibility for retiree medical insurance following the end of his/her Severance Period will be determined pursuant to the terms of the retiree medical insurance plan, if any, applicable to salaried employees as of the Employee's Termination Date.

          (g) Savings and Investment Plan and Related Excess Benefit Agreement. The Employee's participation in the Pennzoil-Quaker State Company Savings and Investment Plan (the "Savings Plan") and the related Excess Agreement shall cease as of the Termination Date. In lieu of the Employee's continued participation in the Savings Plan and the related Excess Agreement, during the Severance Period the Company will pay the Employee biweekly payments equal to the amount that the Company would have contributed to the Savings Plan in the form of employer matching contributions, assuming a participant contribution level during the Severance Period equal to the Employee's most recent contribution level, disregarding any contribution reductions required by plan limitations. The Company shall also pay to the Employee in a lump sum, as of the Termination Date, an amount equal to the value of the unvested amounts in the Employee's account in the Savings Plan. Any such payments shall be subject to applicable income tax and FICA withholding obligations and any other applicable deductions. The Employee's vested benefit under the Savings Plan will be distributed according to provisions of the Savings Plan. The Employee's benefit under the Excess Agreement will be fully vested and distributed to the Employee following the end of the Severance Period. The forms that the Employee must complete to receive a distribution from the Savings Plan and the Excess Agreement will be mailed to the Employee at a later date.

          (h) Stock Options. Each stock option granted to the Employee by the Company's former parent, Pennzoil Company (subsequently renamed PennzEnergy Company and now Devon Energy Corporation), prior to 1999 and outstanding on December 30, 1998, if any, was split into two options, one issued by PennzEnergy Company and the other issued by the Company (collectively, the "Prior Options"), with each such Prior Option becoming fully vested as a result of the transaction occurring pursuant to that certain Agreement and Plan of Merger, dated as of April 14, 1998, among Pennzoil Company, Pennzoil Products Company, Downstream Merger Company and Quaker State Corporation (the "Transaction"). Each Prior Option will remain fully exercisable and outstanding until the end of its original 10-year term, subject to the terms and conditions of the applicable stock option agreement.

               Stock options granted to the Employee by the Company on or after January 1, 1999 (the "Current Options"), to the extent vested as of the Employee's Termination Date, will remain exercisable and outstanding through the 90th day following the Termination Date, subject to the terms and conditions of the applicable stock option agreement, and, immediately thereafter, such vested, unexercised Current

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     Options will expire and thereupon terminate. All Current Options unvested as of the Employee's Termination Date shall expire and immediately terminate as of the Termination Date without any action by the Company.

          (i) Conditional Stock and Restricted Stock Unit Awards. Each Conditional Stock Award previously granted to the Employee by PennzEnergy Company and outstanding on December 30, 1998, if any, was split into two awards, one issued by PennzEnergy Company (now Devon Energy Corporation) and the other by the Company (collectively, the "Prior Awards"), with such Prior Awards becoming "Matured Units" as a result of the Transaction. The Employee's Prior Awards will continue to be payable under the normal payment schedule provided under the applicable awards.

          The awards granted to the Employee on or after January 1, 1999, under the Company's Conditional Stock Award and Restricted Stock Unit Programs and Plans and outstanding as of the Employee's Termination Date (the "Current Awards") shall be cancelled effective as of the Termination Date; provided, however, that the Company will make a lump-sum cash payment, subject to applicable income tax and FICA withholding obligations, to the Employee on a prorated basis for the "Unmatured Units" under each such outstanding Current Award equal to the amount resulting from the following formula: "A", multiplied by "B" multiplied by "C", where, "A" is equal to a fraction, the numerator of which is the number of full or partial calendar months that have occurred since the first day of the calendar year with respect to which the Current Award was granted to the Employee and the denominator of which is sixty (60); "(B)" is equal to the "cash-out value" (as defined below) of such Current Award; and "C" is equal to the number of "Unmatured Units" subject to such Current Award. Such cash payment shall be paid to the Employee no later than fifteen (15) business days following the Final Date. For purposes of this paragraph, the "cash-out value" shall be equal to the mean between the highest and lowest sales price per share of Company common stock reported on the consolidated transaction reporting system for the New York Stock Exchange as of the Employee's Termination Date or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported on such exchange.

          (j) Salary Continuation Plan and Supplemental Disability Plan. The Employee's participation, as applicable, in the Pennzoil-Quaker State Company Salary Continuation Plan and Supplemental Disability Plan is terminated as of the Employee's Termination Date.

          (k) Long-Term Incentive Plan. Any and all outstanding awards to the Employee under the Company's Long-Term Incentive Plans, including the 1999 and 2000 awards, shall expire and immediately terminate as of the Employee's Termination Date.

          (l) Annual Incentive Plan. The Employee shall not be entitled to any bonus that may be paid under the Company's Annual Incentive Plan (the "AIP") for the year in which the Termination Date occurs. The Employee shall receive any bonus earned under the AIP for the year preceding the year in which the Termination Date occurs if such amount was not paid to the Employee prior to the Termination Date, with any such

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     amount paid at the same time as other AIP participants are paid their bonuses for such year and subject to applicable income tax and FICA withholding obligations.

          (m) Perquisite Allowance. The Employee will be paid an annual perquisite allowance during the Severance Period in the amount of the Employee's perquisite allowance for his/her salary grade under the Company's perquisite policy as in effect immediately prior to the Employee's Termination Date, with such payments subject to applicable income tax and FICA withholding obligations and any other applicable deductions; provided, however, that the amount of the final perquisite allowance shall be prorated, as necessary, to reflect that the end of a Severance Period does not coincide with a full calendar year.

          (n) Outplacement Services. The Employee shall be provided outplacement services by a provider selected by the Company in an amount not to exceed $50,000.

3.   OFFSET.

         Any Severance Payments paid to, or on behalf of, the Employee under this Agreement, excluding, however, the first twenty-six (26) Severance Payments following the Termination Date, shall be offset by any personal service income to which the Employee may be entitled to or receives, regardless of whether such income is earned by the Employee as an employee or as a self-employed individual (including, but not limited to, as an advisor, consultant, or independent contractor). The Employee hereby acknowledges and agrees to report any such personal service income to the Company no later than thirty (30) days following the calendar quarter within which such income was earned by the Employee. The Employee's report of any such personal service income shall be addressed and sent to the Company's Senior Vice President of Human Resources, or his/her designee, at the Company's address provided in Section 8 of this Agreement. Furthermore, the Employee's medical and dental benefits provided under Section 2(c) of this Agreement shall be secondary to, and subject to offset against, any such benefits the Employee, his/her spouse or eligible dependents are entitled to under any medical or dental plan, program or arrangement sponsored or maintained by another employer.

4.   SEVERANCE PAYMENTS OR BENEFITS UNDER OTHER PLANS OR PROGRAMS.

         In the event that the Employee becomes entitled to payments under the Company's Executive Severance Plan or any other Company severance program (other than this Agreement), the Employee will only be entitled to receive the greater of each of the benefits and payments provided under either (A) this Agreement or
(B) such Executive Severance Plan or other severance program on an individual benefit and payment basis. Accordingly, the Employee may receive certain benefits and payments under this Agreement and certain other benefits and payments under the Company's Executive Severance Plan or other severance program; provided, however, that in no event shall the Employee receive the same benefits and/or payments under this Agreement and such Executive Severance Plan or other severance program.

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5.   NONCOMPETITION AND NONSOLICITATION AGREEMENTS.

         In return for Severance Payments under this Agreement the Employee hereby agrees that, during the period commencing as of the Effective Date and ending as of the first anniversary of the Employee's Termination Date, the Employee will not (i) accept employment or render service to any person that is engaged in a business directly competitive with the business then engaged in by the Company or any of its affiliates, (ii) enter into or take part in or lend his/her name as principal, director, officer, executive, independent contractor, partner or advisor, or accept employment for any purpose that would be competitive with the business of the Company or any of its affiliates (all of the foregoing activities are collectively referred to as the "Prohibited Activity") or (iii) directly or indirectly, on behalf of the Employee or any other person, solicit for employment or employ any person who, at any time during the six-month period preceding the date of such solicitation or employment, was an employee of the Company or any of its affiliates. The foregoing notwithstanding, if the Employee violates a provision of this Section 5, all benefits under this Agreement shall immediately cease.

         It shall not be considered a violation of this Agreement for the Employee to be a passive investor in any enterprise that might be viewed as a competitor of the Company.

         It is further agreed that in the event of any breach of this Section 5, the Company shall also be entitled to terminate any Severance Benefits, including, but not limited to, the Severance Payments, provided to the Employee under this Agreement.

         The Employee acknowledges, agrees and stipulates that: (i) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this paragraph are ancillary or a part of as contemplated by TEX. BUS. & COM. CODE ANN. Sections 15.50-15.52, or any successor provisions; (ii) the consideration provided by the Company under this Agreement is not illusory; and (iii) the consideration given by the Company under this Agreement, gives rise to the Company's interest in restraining and prohibiting the Employee from engaging in the Prohibited Activity as provided under this Section 5, and the Employee's covenant not to engage in the Prohibited Activity pursuant to this Section 5 is designed to enforce the Employee's consideration (or return promises).

         If the Company initiates a judicial proceeding against the Employee to enforce this Section 5 and the Company does not prevail in whole or part, the Company shall pay the Employee's reasonable attorney's fees.

6.   CONFIDENTIALITY AGREEMENT.

         The Employee agrees to hold for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Employee during his/her employment with the Company or any of its affiliates and which shall not be or become public knowledge (other than acts by the Employee or his/her representatives in violation of this Agreement or the other terms and conditions of the Employee's employment with the Company). The employee acknowledges that he has received, is currently receiving and will receive

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Company confidential information and that it is critical to the Company that such information be provided to the Employee and held in confidence by the Employee in order to foster success of the Company's business. The Employee agrees that he/she will not, without the prior written consent of the Company or as may be otherwise required by law or legal process, communicate or divulge any such secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses to anyone other than the Company and those designated by it.

7.   EQUITABLE REMEDIES.

         In addition to all other remedies at law or in equity which the Company may have for breach of a provision of Section 5 or 6, it is agreed that in the event of any breach or attempted or threatened breach of any such provision, the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate or (iii) posting any bond with respect thereto) against the Employee prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. If the provisions of Section 5 should ever be deemed to exceed the time, geographic or occupational limitations permitted by the applicable law, the Employee and the Company agree that such provisions shall be and are hereby reformed to the maximum time, geographic or occupational limitations permitted by the applicable law.

8.   NOTICES.

         Any notice given to either the Company or the Employee shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below:

         If to the Company:

                 Pennzoil-Quaker State Company
                 Attn: Corporate Secretary
                 P. O. Box 2967
                 Houston, Texas 77252-2967

         If to the Employee:

                 --------------------
                 --------------------
                 --------------------

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

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9.   ARBITRATION.

         Any dispute, controversy or claim arising out of, or relating in any way to, this Agreement, or the breach thereof, shall be exclusively and finally settled by arbitration pursuant to the Federal Arbitration Act and this Section
9. The arbitration proceedings shall be conducted in accordance with the terms of the Federal Arbitration Act, the American Arbitration Association Employment Dispute Resolution Rules as in effect from time to time and this section. The arbitration shall be heard and determined by a single arbitrator resident in the greater Houston, Texas metropolitan area, who shall be appointed by the mutual consent of the Company and the Employee (collectively, the "Parties" and individually, the "Party"), if possible. If the Parties fail to reach agreement on an arbitrator within thirty (30) days following receipt by one Party of the other Party's notice of desire to arbitrate, the arbitrator shall be selected by the Parties alternately striking names from a panel or panels of competent, qualified and experienced arbitrators provided by the American Arbitration Association. If the Parties fail to select an arbitrator from one or more panels, the American Arbitration Association shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. The arbitration proceedings shall be held in Houston, Texas. All fees and expenses of the American Arbitration Association and of the arbitrator will be borne by the Parties equally; all other expenses will be borne by the Party incurring same. The sole function of the arbitrator shall be to determine which Party is correct with reference to the proper application and interpretation of this Agreement and the arbitrator shall not have any authority to change, amend, modify, supplement or otherwise alter in any respect whatsoever this Agreement or any part thereof, nor to award consequential, punitive or exemplary damages. Any action to enforce, modify or vacate the arbitrator's award shall be governed by the Federal Arbitration Act if applicable, and otherwise by Texas state law.

10.  WAIVER AND RELEASE.

         Notwithstanding any provision herein to the contrary, the Employee hereby acknowledges and accepts that the payment or receipt of any Severance Benefits under this Agreement (excluding vacation pay described in Section 2(a) and any vested employee benefits as of the Termination Date) shall be contingent upon, and subject to, the Employee's timely and valid execution and return of the Waiver and Release, and the expiration of the Waiver and Release's seven-day revocation period without the Employee's revocation of such Waiver and Release during such revocation period.

11.  APPLICABLE LAW.

         The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Texas, including the Texas statute of limitations, but without giving effect to the principles of conflict of laws of such State.

12.  SEVERABILITY.

         If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

13.  WITHHOLDING OF TAXES.

         The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

14.  NUMBER.

         Wherever appropriate herein, words used in the singular shall include the plural and the plural shall include the singular.

15.  NO EMPLOYMENT AGREEMENT.

         Nothing in this Agreement shall give the Employee any rights to (or impose any obligations for) continued employment by the Company or successor thereto or any Subsidiary.

16.  NO ASSIGNMENT; SUCCESSORS.

         The Employee's right to receive payments or benefits hereunder shall not be assignable or transferable, whether by pledge, creation or a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 16, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (a) the person or entity acquiring such assets or a substantial portion thereof shall expressly assume by an instrument in writing all duties and obligations of the Company hereunder or (b) the Company shall provide, through the establishment of a separate reserve therefor, for the payment in full of all amounts which are or may reasonably be expected to become payable to the Employee hereunder.

17.  RIGHT OF RECOVERY.

         The Company shall have the right to recover any payment made to the Employee in excess of the amount to which the Employee is entitled under this Agreement. Such recovery may be from the Employee or his/her beneficiary thereby enriched.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered this ____ day of , 20__, but effective as of the day and year first above written.


                                       -------------------------------------
                                       President and Chief Executive Officer
                                       Pennzoil-Quaker State Company

AGREED TO AND ACCEPTED this
      day of                   , 20
-----        ------------------    --

-------------------------------

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

                                    EXHIBIT A

                               WAIVER AND RELEASE

         In connection with the termination of employment of the undersigned employee (the "Employee") with Pennzoil-Quaker State Company (the "Company"), the Employee is eligible for severance benefits under the Agreement dated _____________, 20__ (the "Agreement").

         In consideration of the Company's agreement to provide the Employee the benefits, payments and other items described in the Agreement, some of which are in addition to anything to which he/she is already entitled and the receipt and sufficiency of which are hereby acknowledged, the Employee hereby knowingly and voluntarily releases and forever discharges the Company and its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, successors, assigns and insurers, and any and all persons, firms, organizations, and corporations from any and all damages, losses, causes of action, expenses, demands, liabilities, and claims on behalf of the Employee, the Employee's heirs, executors, administrators, and assigns with respect to all matters relating to Company and its parents, subsidiaries and affiliates, and the Employee hereby accepts the cash payments, benefits, and other items described in the Agreement in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities and claims the Employee now has or may have with respect to such matters (except the Employee shall retain all rights to (i) coverage, if any, under directors' and officers' fiduciary errors and omissions and other liability insurance policies of the Company that by their terms would apply to the Employee's acts and omissions while serving the Company, subsidiaries and affiliates, and their respective officers, directors, agents, servants, employees and their successors and assigns, (ii) any indemnification arrangements with the Company (including pursuant to the Company's Bylaws) that apply to the Employee's service with the Company, its subsidiaries and affiliates and (iii) claims arising from a breach of the Agreement), as evidenced by the Employee's execution of this release and waiver of claims agreement (this "Release").

         This Release includes, but is not limited to, claims arising under the Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers' Benefit Protection Act of 1990, as amended; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, as amended; the Americans with Disabilities Act of 1990; the Worker Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Equal Pay Act; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Health and Safety Act; the Texas Commission on Human Rights Act; the Texas Labor Code; and any claims for breach of contract, tort, including, but not limited to, fraudulent inducement or misrepresentation, defamation, slander, wrongful termination or other retaliation claims in connection with workers' compensation claims or whistleblower status or any claim under any other state or federal statute or regulation, in equity or at common law.

         Further, by accepting the severance payments described in the Agreement, the Employee agrees not to sue Company or the related persons and entities described above. The Employee affirms and agrees that his/her employment relationship has ended and waives all rights in connection with such relationship except to vested benefits and the payments and benefits described in this Release. The Employee acknowledges that Company has not promised him/her continued employment nor represented that the Employee will be rehired in the future. In addition, in signing this Release, the Employee expressly represents that no promise or agreement which is not expressed in this Release has been made to him/her and that the Employee is relying on his/her own judgment in signing this Release and is not relying on any statement or representation of Company, its affiliates or any of their agents. The Employee acknowledges that the Employee is signing with full knowledge and consent which was not procured through fraud, duress or mistake and that this Release has not had the effect of misleading or failing to inform the Employee.

         The Employee shall have twenty-one (21) days to decide whether to sign this Release and be bound by its terms. The Employee shall have the right to revoke or cancel this Release within seven (7) days after the Employee has signed it. This cancellation or revocation can be accomplished by delivery of a written notification to Company. In the event that this Release is canceled or revoked, Company shall have no obligation to furnish the payments described in this Release. THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND HAS HAD AN ADEQUATE OPPORTUNITY TO SEEK ADVICE OF HIS/HER OWN CHOOSING. The Employee acknowledges that he/she has read this Release, has had an opportunity to ask questions and have it explained to him/her and that the Employee understands that this Release will have the effect of knowingly and voluntarily waiving any action the Employee might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, gender, national origin, or disability and any other claims arising prior to the date of this Release. Further, Company agrees to Release the Employee from all claims arising out of his/her employment with Company.

         The Employee acknowledges that payment by the Company of severance benefits under the Agreement is not an admission by Company or its officers, directors, agents, servants, and employees, their successors, assigns, and insurers, and their parents, subsidiaries and affiliates, that they engaged in any wrongful or unlawful act or violated any federal or state law or regulation.

         Should any of the provisions set forth in this Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed such determination shall not affect the enforceability of other provisions of this Release.

         The Employee acknowledges that this Release sets forth the entire understanding and agreement between the Employee and Company concerning the subject matter of this Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between the Employee and Company.

         The purpose of the arrangements described in this Release is to arrive at a mutually agreeable and amicable basis upon which to terminate the Employee's employment with Company. The Employee and Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to the Employee's employment with or termination of employment with the Company.

         Furthermore, the Employee agrees that he/she has returned or will return immediately, and will maintain in strictest confidence and not use in any way, any proprietary, confidential, or other nonpublic information or documents relating to the business and affairs of Company and its affiliates. For the purposes of this Release, "proprietary, confidential or other nonpublic information" shall mean any information concerning Company or its affiliates which the Employee developed or learned through his/her employment and which is not generally known or available outside of Company. Such information, without limitation, includes information, written or otherwise, regarding Company's earnings, expenses, material sources, equipment sources, customers and prospective customers, business plans, strategies, practices and procedures, prospective and executed contracts, maps, computer files and other business arrangements. The Employee acknowledges and agrees that all records, papers, reports, computer programs, strategies, documents (including, without limitation, memoranda, notes, files and correspondence), opinions, evaluations, inventions, ideas, technical data, products, services, processes, procedures, and interpretations that are, or have been, produced by the Employee or any other employee, officer, director, agent, contractor, or representative of Company whether provided in written or printed form, or orally, all comprise confidential and proprietary business information. The Employee understands and agrees that in the event of any breach of this provision, or threatened breach, by the Employee, Company may, in its discretion, discontinue any or all payments provided for in the Agreement and recover any and all payments already made and Company shall be entitled to apply to a court of competent jurisdiction for such relief by way of specific performance, restraining order, injunction or otherwise as may be appropriate to ensure compliance with this provision.

         The Employee further agrees that the existence and all terms of this Release shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to the Employee's spouse, financial advisors or institutions for financial statement purposes, attorney, or as required by law) by the Employee or his/her agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Release and Company may elect either to cease performance hereunder or enforce this Release; provided, however, in the event Company believes a breach of confidentiality has occurred, the Employee will be given notice and thirty (30) days to respond.

         Should the Employee be contacted or served with legal process seeking to compel the Employee to disclose any such information, the Employee agrees to notify Company's General Counsel immediately, in order that Company may seek to resist such process if it so chooses. If the Employee is called upon to serve as a witness or consultant in or with respect to any potential litigation, litigation, or regulatory proceeding, the Employee agrees to cooperate with Company to the full extent permitted by law, and Company agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with the Employee's later employment, and shall provide for payment for the Employee's time and costs expended in such matters.

         This Release shall be governed by and construed in accordance with the laws of the State of Texas, and where applicable, the laws of the United States.


-----------------------------------    ------------------------------------
Employee's Signature                   Company Representative


-----------------------------------    ------------------------------------
Date Signed                            Date Signed


-----------------------------------
Employee's Printed Name